Exhibit (l)

1900 K Street, N.W. Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

May 24, 2016

Pomona Investment Fund

780 Third Avenue, 46th Floor

New York, NY 10017

Dear Ladies and Gentlemen:

We have acted as counsel for Pomona Investment Fund (the “Fund”), a statutory trust formed under the laws of the State of Delaware, in connection with amendments to and restatements of the registration statement on Form N-2 (File Nos. 333-198176 and 811-22990) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended, relating to the issuance and sale by the Fund of authorized shares of beneficial interest in the amount designated on the facing sheet of the Registration Statement.

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Fund and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

Based upon the foregoing, we are of the opinion that the shares being registered pursuant to the Registration Statement, when issued in accordance with the terms described in the Registration Statement, will be legally issued, fully paid, and non-assessable by the Fund. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP